EXHIBIT 99.1

Greenhouse Solutions Inc. Announces Addition of
Dr. Samba Reddy to their Advisory Board

Greenwood Village, CO - November 2, 2015 - Greenhouse Solutions Inc. (OTC PINK: GRSU) today announced the addition of Dr. Samba Reddy to the company's advisory board. Dr. Samba Reddy is a Professor of Neuroscience and Experimental Therapeutics in the College of Medicine at Texas A&M University-- a premier institution in America and the largest university in Texas. He is an NIH CounterACT principal investigator of a multimillion dollar project focusing on developing new therapeutics for brain disorders. Dr. Reddy teaches both medical & graduate level courses and directs a research team in CNS drug development. Prof. Reddy has made exceptional contributions to the pharmaceutical field through his services during the past 20 years, in addition to serving as an expert member in federal government panels in Washington D.C.

Despite being from a humble background, Dr. Reddy excelled in his professional field and became one of the top pharma scientists in the United States. He has designed many preclinical models, discovered mechanism-based treatment strategies, tested novel products, and successfully developed "first-in-class" medicines for complex brain disorders such as epilepsy, brain injury and chemical neurotoxicity. Dr. Reddy is credited for the discovery of "neurosteroid replacement therapy", a novel strategy in trials for treating epilepsy in women. He helped in the development of "ganaxolone", a new anticonvulsant therapy in clinical trials for epilepsy and related CNS conditions. Recently, he discovered a revolutionary new method of treating organophosphate intoxication.

Dr. Reddy comes from a small village in Warangal, India. He completed his B.S. (Pharmacy) at Kakatiya University (1992), graduating with six Gold Medals for academic excellence. His M.S. (1994) and Ph.D. (1998) in Pharmacology were obtained from Panjab University in Chandigarh, India. Dr. Reddy has received many awards in India such as the IDMA Medal, Malhotra Award, Uvnas Award, Dutta Prize, and Devi Research Prize.

Dr. Reddy came to America for postdoctoral training at the NIH, where he made pivotal findings in the field of pharmacology. He uncovered molecular mechanisms of neurosteroids and developed animal models for gender-specific epilepsy. For this work, he was honored with the prestigious NIH Fellows Award for Research Excellence in 2000.

"I am excited to work with GreenHouse Solutions," stated Dr. Samba Reddy. "I believe there is great synergy between the scientific and entrepreneurial vision that is a big strength for achieving the goals of the company," he concluded.

Previously, Dr. Reddy worked as an Assistant Professor at North Carolina State University and has won several NIH grants for pharmacology research. He joined Texas A&M University in 2008 as an Associate Professor, receiving a promotion to Professor in 2012. He completed clinical pharmacy training and received board certification as Registered Pharmacist (RPh) in Texas. As an expert pharmacist, he gives lectures on clinical topics and organizes free community health camps.

Dr. Reddy's scientific publication record is recognized worldwide with over 120 published papers in international journals, exceeding 80 "first-authored" manuscripts in prime journals. His publications have been cited and widely referenced in the field with over 7000 citations and an overall h-index of 36. He has authored two of the leading textbooks in the field, Pharmacy Entrance and Pharmacy Quiz in addition to other book publications and participation in authoring chapters to major text books. He has given over 100 seminars and co- authored over 200 presentations worldwide.

Dr. Reddy has a vast editorial and professional service record. He is the Editor-in-Chief of International Journal of Pharmaceutical Sciences and Nanotechnology, an Editor of Epilepsy Currents, and a Review Editor for Frontiers in Neuroscience, Frontiers in Pharmacology, and Psychopharmacology journals. He provides expert scientific services to biomedical journals, pharma enterprises, and scientific organizations. He serves as a national expert member in several federal committees including NIH and DOD. He is a member of the U.S. Pharmacopoeia (USP), the gold-standard compendium of pharmaceuticals.

Dr. Reddy has received many awards and honors for research accomplishments including ASPET Award, Sigma-Xi Research Award, ASIOA Award, NATA Research Award and TANA Award of Excellence. He made a noteworthy record as one of the youngest professors in US medical schools.

In 2014, Dr. Reddy was elected as a Fellow of the American Association of Pharmaceutical Scientists (AAPS), a lifetime recognition and the highest professional honor of achievement in pharmaceutical field worldwide. Dr. Reddy also has interests outside of his research field, participating in community service, health fairs, and educational activities in both India and the USA.

About Greenhouse Solutions, Inc.

Greenhouse Solutions operates three distinct business units within the burgeoning cannabis market: Greenhouse Solutions' Design & Consulting Service offers an all-inclusive solution to the expansion and efficiency of hydroponic and agricultural businesses nationwide.  The Company is able to supply a comprehensive solution to the design, build, implementation, production, and expansion of all variations of indoor, outdoor and greenhouse agricultural business; Greenhouse Solutions' Product Development develops, markets, produces and sells cannabidiol ("CBD") products for both the personal health and companion pet markets utilizing a licensed probiotic delivery system (US Patent #6,080,401) and other licensed formulas. Cannabidiol (CBD) is a naturally-occurring substance found in both the cannabis and hemp species of the Cannabis Sativa plant; and Growhouse Solutions acts as a distributor for a variety of equipment, supplies and nutrients for the growhouse industry.

We encourage all current and prospective shareholders to visit our website at: http://www.greenhousesolutionsinc.com

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The addition of Dr. Reddy to our Advisory Board should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:

investors@greenhousesolutionsinc.com

www.greenhousesolutionsinc.com

1-954-360-9998